                                                                     [ILLEGIBLE]

                                                                   Exhibit 10.59


[INLAND(R) LOGO]
          INLAND REAL ESTATE ACQUISITIONS, INC.
          290| Butterfield Road
          Oak Brook, IL 60523
          Phone: (630) 218-4948 Fax: 4935
          www.inlandgroup.com

                               November 20, 2003

MacArthur Crossing Shopping Centers Partner L.P. (Seller)
Fehmi Karahan
President, CEO
7200 Bishop Road, Suite 250
Plano, TX 75024

       RE:   MACARTHUR CROSSING SHOPPING CENTER
             IRVING, TX

Dear Mr. Karahan:

     This letter represents this corporation's offer to purchase the MacArthur Crossing Shopping Center with 110,975 net rentable square feet, situated on approximately 16.49 acres of land, located at Los Colinas and North MacArthur Boulevards, Irving, TX.

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $23,102,049.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 BUSINESS DAYS following the acceptance of this agreement (see Paragraph 10).

          Purchaser shall allocate the land, building and depreciable improvements after to closing, but same shall not be binding on Seller.

     2. There are no real estate brokerage commissions involved in this transaction

     3. Seller represents and warrants, that the above referenced property is leased to the tenants described on Exhibit A on triple net leases covering portions of the building and the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and if properly exercised, option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser of any and all of those concessions.

     4. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that seller has received no written notice that the property is no free of material violations, and the interior and exterior structures are in a good state of repair (ordinary wear, tear, and maintenance issues excepted, given the age, location and construction methods applicable to this Property) free of leaks, material structural problems, and hazardous toxic mold, or that the property is not in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and anyone has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated new assessments.

     5. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc. as set forth in the leases

MACARTHUR CROSSING SHOPPING CENTER - IRVING, TX                           PAGE 2
NOVEMBER 20, 2003

          Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller at closing (with termination date no later than the 1st day of the month which is at least 30 day. Any work presently in progress on the property shall be completed by Seller prior to closing. Same will be deemed approved if Purchaser fails to terminate 10 days prior to closing.

     6. Fifteen (15) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants use good faith efforts to, and parties to reciprocal and/or operating easement agreements, if applicable.

     7. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above but not for the renewal of same.

     8. It is understood that Seller has in its possession Level 1 Environmental Reports (Level 2 if required) which Seller will supply to Purchaser 10 days after contract. Purchaser shall have said reports, which must be acceptable to Purchaser, updated and re-certified to Purchaser at closing, all at Purchaser's cost; all reports deemed approved if Purchaser fail to terminate 10 Days prior to closing.

     9. The above sale of the real estate shall be consummated by conveyance of a full special warranty deed from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an owner's title policy with, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of 180 days and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based on the the most recent 2003 Tax bill or more than 30 days old. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

     11. Neither Seller (Landlord) or any tenant shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

          N/A

     12. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

MACARTHUR CROSSING SHOPPING CENTER - IRVING, TX                           PAGE 3
NOVEMBER 20, 2003

     13. This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached.

     14. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     15. Seller agrees that prior to closing it shall put all vacant spaces into rentable condition and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space.

     16. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property.

    This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of AUDITED operating statements on said property is required that qualify, comply with and can be used in a public offering. SAID AUDIT will Beat Purchasers sole cost & expenses.

    If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by November 25, 2003.

                                           Sincerely,

Mac Arthur Crossing Shopping Center        INLAND REAL ESTATE ACQUISITIONS, INC.
Partner L.P.                               or nominee

ACCEPTED:  MC LP Inc. gn. partner.

By:  Fehmi Karahan, President
    -------------------------------
                                            /s/ Lou Quilici
Date: /s/ Fehmi Karahan                         Lou Quilici
      -----------------------------             Senior Vice President
        Nov 21, 03

                                                /s/ G. Joseph Cosenza
                                                G. Joseph Cosenza
                                                Vice Chairman

     Nov 25, 2003